NOTIFICATION OF REGISTRATION PURSUANT TO SEC. 8(A)


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     TIAA-CREF Life Separate Account VLI-1

Address of Principal Business Office:

          730 Third Avenue
          New York, NY 10017-3206

Telephone Number: 212-490-9000
Name and Address of Agents for Service of Process:

          Bertram L. Scott, Chairman, President and Chief Executive Officer Richard L. Gibbs, Executive Vice President and Chief Financial Officer Richard J. Adamski, Vice President and Treasurer

          TIAA-CREF Life Insurance Company
          730 Third Avenue
          New York, NY 10017-3206

          Lisa Snow, Vice President & Chief Counsel, Corporate Law Teachers Insurance and Annuity Association
          College Retirement Equities Fund
          730 Third Avenue
          New York, NY 10017-3206

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  /   /     No  / X /

Item 1.   TIAA-CREF Life Separate Account VLI-1

Item 2. Registrant was organized under the laws of the State of New York on May 31, 2001.

Item 3. Registrant is organized as a separate account of TIAA-CREF Life Insurance Company.

Item 4.   Registrant is a unit investment trust.

Item 5.   Not applicable.

Item 6.   Not applicable.

Item 7.   Not applicable.

Item 8.   (a) TIAA-CREF Life Insurance Company
              730 Third Avenue
              New York, NY 10017-3206

          (b)


--------------------------------------------------------------------------------
NAME                   POSITION WITH SPONSOR             ADDRESS
--------------------------------------------------------------------------------
Richard J. Adamski     Vice President and Treasurer      730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Edwin Betz             Illustration Actuary              730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Gary Chinery           Assistant Treasurer               730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Matthew Daitch         Actuary                           730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Roderic Eaton          Assistant Investment Officer      730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Scott C. Evans         Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NAME                   POSITION WITH SPONSOR             ADDRESS
--------------------------------------------------------------------------------
Dennis D. Foley        Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Martin E. Galt, III    Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Richard L. Gibbs       Director, Executive               730 Third Avenue
                       Vice President and                New York, NY 10017-3206
                       Chief Financial Officer
--------------------------------------------------------------------------------
Don W. Harrell         Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Larry D. Hershberger   Director and Senior               730 Third Avenue
                       Vice President                    New York, NY 10017-3206
--------------------------------------------------------------------------------
Matina S. Horner       Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Harry Klaristenfeld    Appointed Actuary                 730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Edward J. Leahy        Assistant Secretary               730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Martin L. Leibowitz    Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Morlee Miller          Chief Administrative Officer      730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Michael T. O'Kane      Chief Investment Officer          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Kathy VanNoy-Pineda    Director, Compliance              730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Bertram L. Scott       Chairman, President and           730 Third Avenue
                       Chief Executive Officer           New York, NY 10017-3206
--------------------------------------------------------------------------------
Mark L. Serlen         Secretary                         730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
John A. Somers         Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Charles H. Stamm       Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------
Mary Ann Werner        Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Name                   Position with Sponsor             Address
--------------------------------------------------------------------------------
James A. Wolf          Director                          730 Third Avenue
                                                         New York, NY 10017-3206
--------------------------------------------------------------------------------

Item 9.   (a) No.

          (b) Not applicable.

          (c) Yes.

          (d) No.

          (e) Not applicable.

Item 10.  Zero.

Item 11.  No.

Item 12.  Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York and the State of New York on the 1st day of June, 2001.

TIAA-CREF LIFE SEPARATE ACCOUNT VLI-1


ATTEST:

 /s/ Mark Serlen                                By:  /s/ Bertram L. Scott
--------------------------------                     ---------------------------
Name: Mark Serlen                               Name: Bertram L. Scott
Title: Secretary                                Title: Chairman, President and
TIAA-CREF Life Insurance Company                Chief Executive Officer
                                                TIAA-CREF Life Insurance Company